Execution Version
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
BETWEEN WESTWOOD ONE, INC. AND ANDREW ZAREF
          The following, upon execution by the parties hereto, shall constitute Amendment No. 1, dated June 30, 2006 (this “Amendment”), by and between Westwood One, Inc. (the “Company”) and Andrew Zaref (“Employee”) to the Employment Agreement, entered into by and between the Company and Employee, effective as of January 1, 2004 (the “Agreement”). Capitalized terms used but not defined herein have the meaning set forth in the Agreement. The parties hereto agree that the terms of the Agreement are hereby modified as set forth herein. In the event of a conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall prevail.
1.	Section 2 (Term of Employment) of the Agreement shall be amended by deleting the first sentence of such Section and replacing it with the following:

“Subject to the provisions for termination hereinafter provided, Employee’s term of employment by the Company shall commence no later than January 1, 2004 (the “Effective Date”) and shall continue in effect until June 30, 2009 (such period designated herein, the “Term”).”

2.	Section 3 (Services to be Rendered by Employee) of the Agreement shall be amended by inserting the word “additional” after the word “such” in the second sentence of subsection (a), deleting subsection (b) and re-lettering subsections (c) and (d) as subsections (b) and (c), respectively.

3.	Section 4 (Compensation) of the Agreement shall be amended by deleting such Section and replacing it with the following in its entirety:

“4. Compensation.
(a)	Base Salary. For the services to be rendered by Employee during Employee’s employment by the Company, the Company shall pay Employee, and Employee agrees to accept, an annual base salary (the “Base Salary”) of: (i) $350,000 for the period January 1, 2004 through December 31, 2004; (ii) $375,000 for the period January 1, 2005 through December 31, 2005; (iii) $400,000 for the period January 1, 2006 to June 30, 2006; and (iv) effective July 1, 2006, $500,000 for the duration of the Term.

(b)	Discretionary Bonus. Employee shall be eligible for a discretionary bonus target of: (i) $150,000 for the period January 1, 2004 through December 31, 2004; (ii) $175,000 for the period January 1, 2005 through December 31, 2005; (iii) $275,000 for the period January 1, 2006 through December 31, 2006; and (iv) $350,000 for any calendar year of the Term after 2006 in the sole and absolute discretion of the Chief Executive Officer, Board of Directors or its Compensation Committee. Any bonus awarded will be payable in accordance with the Company’s normal payroll practices payable in February of the subsequent year. Employee shall not be eligible for any bonus for a calendar year, pro-rated or otherwise, if the Employee is not an Employee of the Company: (i) at the end of the applicable calendar year; (ii) if Employee has breached this Agreement.

(c)	Signing Bonus. For the services to be rendered by Employee during the Term, Employee shall receive no later than July 1, 2006, as a signing bonus, an award of 25,000 shares of restricted stock which shall vest annually in equal installments over a four-year period, commencing on the first anniversary of the grant date, in accordance with the Company’s 2005 Equity Compensation Plan.

(d)	Equity Compensation. In each calendar year after 2006 during the Term, Company management shall recommend that the Compensation Committee grant Employee an equity compensation award that shall be not less than 75% of the equity compensation awarded to the Company’s Chief Executive Officer during such calendar year, which grant shall be subject to the approval of and in the sole and absolute discretion of the Board of Directors or its Compensation Committee or their designee. Such award shall be subject to the terms and conditions established by the Compensation Committee for similarly situated executives of the Company and otherwise in accordance with the Company’s 2005 Equity Compensation Plan.

(e)	Paydates; Customary Employee Deductions. Employee’s Base Salary shall be payable in conformity with the Company’s payroll policies in effect from time to time. For any and all compensation or bonus paid by the Company to Employee pursuant to this Section 4, the Company shall be entitled to deduct income tax withholdings, social security and other customary employee deductions in conformity with the Company’s payroll policies in effect from time to time.

(f)	Total Compensation. Employee agrees and acknowledges by his signature hereto that the compensation set forth in this Section 4 constitutes all of the compensation payable to Employee for his services hereunder and that no other compensation shall be due to Employee hereunder, except that Employee shall be reimbursed for his reasonable expenses as set forth in Section 5 hereof.”
4.	Section 7(a) (Termination of Employment) of the Agreement shall be amended by deleting the first three lines of such Section and replacing it with the following in its entirety:

“(a) Termination for Cause. During the Employment Period, the Company shall have the right to terminate the employment of Employee hereunder by giving written notice thereof to Employee in the event of any of the occurrences set forth in clauses (i) – (iv) below, which notice shall state the circumstances or events constituting Cause; provided, that, in the case of Sections 7(a)(i), 7(a)(ii) or 7(a)(iii) hereunder, Employee shall be given a reasonable opportunity to cure, but in no event more than ten (10) business days, to the extent such act or failure to act is curable.”

5.	Sections 13 and 20 (Merger or Reorganization; Certain Definitions) of the Agreement shall be amended by deleting all references to “Viacom, Inc.” and replacing all such references with: “CBS Corporation”.

6.	Except as amended hereby, all provisions of the Agreement shall remain unmodified and in full force and effect and are hereby ratified and confirmed.

7.	This Amendment shall have no binding effect until execution hereof by two (2) corporate officers of the Company and Employee.

8.	The effective date of this Amendment shall be July 1, 2006.
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     IN WITNESS WHEREOF, this Amendment is executed as of the date first written above TO BE EFFECTIVE as of the effective date of this Amendment.

WESTWOOD ONE, INC.		EMPLOYEE

By:	/s/ David Hillman	/s/ Andrew Zaref

Name:	David Hillman	Andrew Zaref
Title:	EVP, Business Affairs and
General Counsel

By:	/s/ Peter Kosann

Name:	Peter Kosann
Title:	President and CEO